Exhibit 21.1

SUBSIDIARIES OF

NAVIENT CORPORATION

Entity	Jurisdiction of Incorporation

Navient, LLC	Delaware
Sallie Mae, Inc.	Delaware
SLM Investment Corporation	Delaware
Southwest Student Services Corporation	Delaware
HICA Holding, Inc.	South Dakota
SLM Education Credit Finance Corporation	Delaware